UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware		46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2016, Matinas BioPharma Holdings, Inc. (the “Company”) conducted a closing (the “Initial Closing”) of a private placement offering to accredited investors (the “Offering”) of shares (the “Series A Preferred Shares”) of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). In connection with the Initial Closing, the Company entered into definitive subscription agreements (the “Subscription Agreements”) with accredited investors (the “Investors”) and issued an aggregate of 880,058 Series A Preferred Shares at a purchase price of $5.00 per share, for aggregate gross proceeds to the Company of $4.4 million. The Subscription Agreements contain customary representations, warranties and agreements.  The net proceeds to the Company from the Initial Closing, after deducting the placement agent fees described below and other estimated Offering expenses, were approximately $3.8 million. Certain of our officers and directors, and entities affiliated with such individuals, and affiliates and related parties of the Placement Agent purchased Series A Preferred Shares in this Offering.

In connection with the Offering, on July 26, 2016, the Company filed a Certificate of Designation (the “Certificate of Designations”) with the Secretary of State of the State of Delaware to designate the preferences, rights and limitations of the Series A Preferred Shares. Pursuant to the Certificate of Designations, the Company designated 1,600,000 shares of the Company’s previously undesignated preferred stock as Series A Preferred Stock. Each Series A Preferred Share is convertible at the option of the holder into such number of shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”) equal to the number of Series A Preferred Shares to be converted, multiplied by the stated value of $5.00 (the “Stated Value”), divided by the Conversion Price in effect at the time of the conversion (the initial conversion price will be $0.50, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). Each Series A Preferred Share will automatically convert into Common Stock upon the earlier of (i) notice by the Company to the holders that the Company has elected to convert all outstanding Series A Preferred Shares; provided however that in the event the Company elects to force automatic conversion pursuant to this clause (i), the conversion date for purposes of calculating the accrued Dividend (as defined below) is deemed to be the third anniversary of the Initial Closing, (ii) three years from the Initial Closing, (iii) the approval of the Company’s MAT2203 product candidate by the U.S. Food and Drug Administration or the European Medicines Agency (the “Regulatory Approval”) or (iv) the Regulatory Approval of the Company’s MAT2501 product candidate. Pursuant to the Certificate of Designations, the Series A Preferred Shares will accrue dividends at a rate of 8.0% per year (the “Dividend”), payable to the holders of such Series A Preferred Shares in shares of Common Stock upon conversion. The Series A Preferred Shares will vote on an as-converted basis with the Company’s Common Stock. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A Preferred Shares will be entitled to (i) first receive distributions out of our assets in an amount per share equal to the Stated Value plus all accrued and unpaid Dividends, whether capital or surplus before any distributions shall be made on any shares of Common Stock and (ii) second, on an as-converted basis alongside the Common Stock.

The Series A Preferred Shares include the right, as a group, to receive: (i) 3%, and up to 4.5% (depending on the final size of the Offering) of the net sales of MAT2203 and MAT2501, in each case from and after the date, respectively, such candidate has received FDA or EMA approval, and (ii) 5%, and up to 7.5% (depending on the final size of the Offering) of the proceeds, if any, received by the Company in connection with the licensing or other disposition by the Company of MAT2203 and/or MAT2501 (“Royalty Payment Rights”).  The royalty will be payable so long as the Company has valid patents covering MAT2203 and MAT2501, as applicable. The Royalty Payment Rights are unsecured obligations of the Company. The royalty payment will be allocated to the holders based on their pro rata ownership of vested Series A Preferred Shares. The royalty rights that are part of the Series A Preferred Shares will vest, in equal thirds, upon each of the first, second and third anniversary dates of the Initial Closing (each a “Vesting Date”); provided however, if the Series A Preferred Shares automatically convert into Common Stock prior to the 36 month anniversary of the Initial Closing, then the royalty rights that are part of the outstanding Series A Preferred Shares shall be deemed to be fully vested as of the date of conversion. Even if you purchase your Series A Preferred Shares after the Initial Closing, the vesting periods for the royalty rights that are part of your Series A Preferred Shares shall still be based on the Vesting Dates. During the first 36 months following the Initial Closing, the right to receive a royalty will follow the Series A Preferred Shares. Each investor in this Offering should be aware that in the event such investor transfers any of its Series A Preferred Shares, the transferee of such shares will thereafter have the right to receive any royalty payments related to the Series A Preferred Shares it received, including with respect to royalty rights that vested on prior to the date on which the transferee receives the shares, and the transferring investor will thereafter no longer have any right to receive any royalty payment in respect of the Series A Preferred Shares it transferred.

The Company entered into a Placement Agency Agreement with a registered broker dealer, which acted as the Company’s exclusive placement agent (the “Placement Agent”) for the Offering. Pursuant to the terms of the Placement Agency Agreement, in connection with the Initial Closing, the Company paid the Placement Agent an aggregate cash fee of $440,029 and non-accountable expense allowance of $132,008.70 and will issue to the Placement Agent or its designees warrants to purchase 88,006 shares of Common Stock at an exercise price of $0.50 per share. The warrants provide for a cashless exercise feature and are exercisable for a period of five years from the date of closing. We have also agreed to pay the Placement Agent similar cash and warrant compensation with respect to, and based on, any individual or entity that the Placement Agent solicits interest from in connection with this Offering, excluding existing stockholders of the Company and certain other specified investors, who subsequently invests in us at any time prior to the date that is twelve (12) months following the final Closing of this Offering. In addition, we entered into a three year, non-exclusive finder’s fee agreement with the Placement Agent providing that if the Placement Agent shall introduce us to a third party that consummates certain types of transactions with our Company, such as business combinations, joint ventures and licensing arrangements, then the Placement Agent will be paid a finder’s fee, payable in cash at the closing of such transaction, equal to (a) 5% of the first $1,000,000 of the consideration paid in such transaction; plus (b) 4% of the next $1,000,000 of the consideration paid in such transaction; plus (c) 3% of the next $5,000,000 of the consideration paid in the such transaction; plus (d) 2.5% of any consideration paid in such transaction in excess of $7,000,000.

The securities issued in the Offering as described above, including the Series A Preferred Shares and the Placement Agent warrants, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were made pursuant to the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. Such securities are therefore restricted in accordance with Rule 144 under the Securities Act.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities described herein have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

The forgoing description of the Certificate of Designations is qualified by reference to the full text of such document, a copy of which is filed as an exhibit hereto. The forgoing descriptions of the Placement Agency Agreement, the Placement Agent Warrants, the Finder’s Fee Agreement, the Subscription Agreement, and the Certificate of Designations are qualified by reference to the full text of these documents, copies of each of which will be filed in our next periodic report due to be filed under the Exchange Act.

Item 3.02 Unregistered Sales of Equity Securities.

The number of securities to be issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Designation of Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Date: August 1, 2016	/s/ Roelof Rongen
Roelof Rongen, Chief Executive Officer